Exhibit 99.2

FOR IMMEDIATE RELEASE

MIDLAND STATES BANCORP, INC. ANNOUNCES

AUTHORIZATION OF NEW $25 MILLION STOCK REPURCHASE PROGRAM

Effingham, IL, November 3, 2025 – Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors has approved a new stock repurchase program that authorizes the Company to repurchase up to $25 million of its common stock. The new stock repurchase program will become effective on November 3, 2025 and expires on November 2, 2026. The Company’s most recent stock repurchase program expired on December 31, 2024.

Jeffrey G. Ludwig, President and Chief Executive Officer of the Company, said, “The announcement of this new repurchase plan reflects our confidence in the Company’s capital position, improving credit quality and our ability to support the long-term growth trajectory of the Midland franchise. We view our stock to be a compelling investment opportunity and believe that the new share repurchase program underscores our approach to capital management.”

Stock repurchases under the Company’s authorized program may be made from time to time on the open market, in privately negotiated transactions, or in any other manner that complies with applicable securities laws, at the discretion of the Company. The timing of purchases and the number of shares repurchased under the program is dependent upon a variety of factors including price, trading volume, corporate and regulatory requirements, and market conditions. The repurchase program may be suspended or discontinued at any time without prior notice.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of September 30, 2025, the Company had total assets of approximately $6.91 billion, and its Wealth Management Group had assets under administration of approximately $4.36 billion. The Company provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

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CONTACTS:

Eric T. Lemke, Chief Financial Officer, at elemke@midlandsb.com or (217) 342-7321